Exhibit 23.01
Consent of Curcio Webb
We hereby consent to the reference to our firm, Curcio Webb, LLC, under the Heading “Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Employee Benefits” in the Quarterly Report on Form 10-Q of Diamond Foods, Inc. (“Diamond”) for the quarterly period ended October 31, 2007, and to the incorporation by reference of that reference to our firm into the following Registration Statements of Diamond and any amendments thereto:

Form	Registration Number	Description
S-8	333-140066	Securities to be offered to employees in employee benefit plans
S-8	333-126743	Securities to be offered to employees in employee benefit plans

CURCIO WEBB, LLC
By:	/s/ Gordon E. Webb
	Name:	Gordon E. Webb
	Title:	Member and Consulting Actuary
Date: December 10, 2007